Exhibit 10.2

AMENDED STOCK PURCHASE AGREEMENT

This amended agreement made and entered into by and between Ralph T. Hurley and wife, Willa Dean Hurley hereinafter referred to as (“Seller”) and Volunteer Bancorp, Inc., a corporation organized and existing under the laws of the State of Tennessee, hereinafter referred to as (“Volunteer”).

WHEREAS, Seller and Volunteer entered into a Stock Purchase Agreement dated April 13, 2006 providing for the purchase by Volunteer of all Seller’s shares of the common stock (“stock”) of Volunteer in four (4) equal annual transactions to be concluded on or before June 1, 2009, the (“Purchase Price”); and

WHEREAS, one-half of the stock of Seller has now been conveyed to Volunteer pursuant to the aforesaid Stock Purchase Agreement, and the third equal transaction is scheduled to take place on or before June 1, 2008 with the last equal transaction scheduled to take place on or before June 1, 2009; and

WHEREAS, Volunteer desires to extend the final two transaction dates to provide that the third equal transaction shall take place subsequent to January 1, 2010 and prior to June 1, 2010, and the fourth equal transaction shall take place subsequent to January 1, 2011 and prior to June 1,2011; and,

WHEREAS, Seller is agreeable to the modification as hereinabove set forth;

NOW, THEREFORE, WITNESSETH that for and in consideration of the sum of Ten ($10.00) Dollars in hand paid by Volunteer to Seller, and other good and valuable consideration as hereinabove and hereinafter set forth the parties do hereby agree as follows:

1. The Stock Purchase Agreement, a copy of which is attached hereto, be and hereby is amended by deleting therefrom Paragraph 2 c.) and Paragraph 2 d.) and by substituting therefore the following:

2.

c.) Subsequent to January 1, 2010 and prior to June 1, 2010

Volunteer shall pay to Seller the sum of $470,250.00 and Seller shall deliver to Volunteer 21,375 shares. (one-fourth of the total shares of stock)

d.) Subsequent to January 1, 2011 and prior to June 1, 2011

Volunteer shall pay to Seller the sum of $470,250.00 and Seller shall deliver to Volunteer 21,375 shares. (the remaining shares of Seller’s stock)

2. Volunteer shall pay to Seller five (5%) percent interest per annum on the outstanding balance of any installment due or unpaid under the timetable for payments as established in the original Stock Purchase Agreement. Said interest payments shall be made monthly to Seller, and shall be paid on or before the 15th day of each month in which any outstanding balance of any installment due or unpaid exists.

3. Nothing herein shall prevent Volunteer from voluntarily prepaying any installment prior to the due date set forth herein.

4. All other provisions of the Stock Purchase Agreement shall remain in full force and effect without amendment thereto.

IN WITNESS WHEREOF the parties have hereunto set their hands on this the 16th day of July, 2008.

Witness V

Ralph T. Hurley

Witness

Willa Dean Hurley

VOLUNTEER BANCORP, Inc.

By: Reed Matney

Title: President